Exhibit 99.2
Contacts:
Investor Relations:
Angela White
ir@vistaprint.com
+1 (781) 652-6480
Media Relations:
Jason Keith
publicrelations@vistaprint.com
+1 (781) 652-6444
Vistaprint Announces New Organizational Structure
Designed to Enhance Customer and Operational Focus
Venlo, the Netherlands, October 28, 2010 — Vistaprint N.V. (Nasdaq: VPRT), the company that provides high-impact personalized products and services for small businesses and the home, today announced a new organizational structure with the creation of the roles of Chief Customer Officer and Chief Operating Officer, the promotion of two senior executives who will lead the North American and European business units, and a broad series of promotions, organizational changes, and reporting structure evolutions in the company’s marketing, manufacturing and technology organizations. The new structure is designed to help Vistaprint increase its focus on customers and to act as an organizational foundation on which Vistaprint can extend its established history of strong growth.
A summary of the most senior changes is as follows:
•	Janet Holian, a ten-year veteran of the company and current president of the European business unit, will assume the role of Chief Customer Officer, reporting to Chief Executive Officer Robert Keane. In this role, Janet will have worldwide responsibility for driving customer focus and for the training and development of marketing teams.

•	Wendy Cebula, also a ten-year veteran of the company and current president of the North American business unit, will assume the role of Chief Operating Officer, reporting to Robert Keane. In this role, Wendy will oversee the European and North American business units as well as global groups that have responsibility for cross-business-unit aspects of marketing, manufacturing and technology development.

•	Trynka Shineman, who joined the company in 2004 and is currently chief marketing officer of Vistaprint North America, will become president of the North American business unit reporting to Wendy Cebula.

•	Nick Ruotolo, who joined the company in 2005 and is currently chief marketing officer of Vistaprint Europe, will become president of the European business unit reporting to Wendy Cebula.

•	As president and CEO, Robert Keane will be most active in areas of strategy, executive and organizational development, company-wide culture and communications, corporate finance and governance, long-term R&D activities, and geographic expansion into Japan and emerging markets.
“The dedication, talent and leadership of Janet, Wendy, Trynka and Nick have been instrumental in building Vistaprint into the successful organization that it is today,” said Robert Keane. “I congratulate them on their well deserved promotions and look forward to working with them to continue to build a transformational and enduring business institution for the mutual benefit of Vistaprint’s customers, employees and shareholders.”
Additional details concerning the organizational changes, including details of reporting structure evolutions in the company’s marketing, manufacturing and technology organizations will be discussed during Vistaprint’s 2011 fiscal year first quarter pre-recorded audio visual presentation, which will be posted on the Investor Relations section of www.vistaprint.com at 4:20 pm (EDT) today.
About Vistaprint
Vistaprint N.V. (Nasdaq:VPRT) empowers more than 9 million micro businesses and consumers annually with affordable, professional options to make an impression. With a unique business model supported by proprietary technologies, high-volume production facilities, and direct marketing expertise, Vistaprint offers a wide variety of products and services that micro businesses can use to expand their business. A global company, Vistaprint employs over 2,500 people, operates 22 localized websites globally and ships to more than 120 countries around the world. Vistaprint’s broad range of products and services are easy to access online, 24 hours a day at www.vistaprint.com.
Vistaprint and the Vistaprint logo are trademarks of Vistaprint N.V. or its subsidiaries. All other brand and product names appearing on this announcement may be trademarks or registered trademarks of their respective holders.

This press release contains statements about management’s future expectations, plans and prospects of our business that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning the purposes and anticipated benefits and other effects of the promotions and new organizational structure discussed in the press release and the expected growth and development of our business. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, our ability to successfully implement and operate under the new organizational structure, our ability to attract and retain customers and to do so in a cost-effective manner, the willingness of purchasers of graphic design services and printed products to shop online, the failure of our investments in our business, our failure to increase our revenue and keep our expenses consistent with revenue, the inability of our manufacturing operations to meet customer demand, downturns in general economic conditions, and other factors that are discussed in our Annual Report on Form 10-K for the fiscal year ended June 30, 2010 and other documents we periodically file with the SEC.
In addition, the statements in this press release represent our expectations and beliefs as of the date of this press release. We anticipate that subsequent events and developments may cause these expectations and beliefs to change. We specifically disclaim any obligation to update any forward-looking statements. These forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the date of this press release.
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